SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 19, 2018

NANOVIRICIDES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-1379006	76-0674577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Controls Drive, Shelton, Connecticut	06484
(Address of Principal Executive Offices)	(Zip Code)

(203) 937-6137
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note: In addition to the items disclosed in this Current Report on Form 8-K by NanoViricides, Inc. (the “Registrant”), this Form 8-K also contains an amendment to the Current Report on Form 8-K filed by the Registrant on July 19, 2018 (the “Original Filing”).

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement with Dr. Irach Taraporewala.

On July 19, 2018, NanoViricides, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Dr. Irach Taraporewala as Chief Executive Officer of the Company beginning on September 1, 2018. Dr. Taraporewala shall be nominated to serve as a member of the Company’s Board of Directors subject to election by the Company’s shareholders at the next annual or special meeting of the Company’s shareholders.

The Agreement provides a term of three years during which Dr. Taraporewala will be paid an annual base salary of $360,000. Dr. Taraporewala shall be entitled to participate in all fringe benefits the Company provides for its employees generally and such other benefits as the Company provides for its senior executives, as more fully specified in the Agreement. In addition, the Company granted Dr. Taraporewala options to purchase up to 300,000 shares of the Company’s common stock, par value $0.001 per share at an exercise price equal to 20% above the closing bid price of $0.41 for the common stock on the effective date of the Agreement July 19, 2018, (the “Effective Date”) (i.e. $0.492/share). The options shall vest in three, equal, annual installments commencing on the Effective Date.

Dr. Taraporewala shall be eligible to earn certain Performance “Milestone Bonus” awards based on the Company’s achievement of certain milestones as more fully described in the Agreement, so long as he is employed by the Company on the date the milestone is achieved.

Dr. Taraporewala may receive severance of six months’ salary if he is terminated by the Company other than for cause, and further, shall be eligible for all benefits during this six (6) month period including bonuses, vesting of previously awarded stock options, health care insurance and other fringe benefits that have been ongoing.

Employment Agreement with Dr. Anil Diwan.

The Original Filing stated that Dr. Diwan was granted 225,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A’). Dr. Diwan was granted 525,000 shares of Series A Stock in lieu of any cash incentives, to be vested in three, equal, annual installments on June 30, 2019, 2020 and 2021.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

As set forth in Item 1.01 above, on July 19, 2018 the Company entered into an employment agreement with Dr. Irach Taraporewala. Pursuant to the Agreement, Dr. Taraporewala will serve as the Company’s Chief Executive Officer effective September 1, 2018, and shall be nominated to serve as a member of the Board of Directors subject to election at the next Annual or Special Meeting of shareholders of the Company.

Immediately prior to the date of the Agreement and since 2015, Dr. Taraporewala provided consulting services to biotechnology companies on business strategy, regulatory strategic planning for small molecule and biological pharmaceuticals, nanotechnology drugs and drug-device combination products.  Prior thereto and from April 2010 until December 2015, he was the founding CEO and President of Ohr Pharmaceutical, Inc. (“Ohr”), where he played a critical role in taking the company from preclinical stage through successful Phase II clinical trials. His achievements included technology assessment and opportunity identification, followed by due diligence for potential acquisitions. He led the acquisition of the lead compound Squalamine by Ohr, He was personally involved in successfully formulating the drug as an eye drop, completing FDA IND-enabling preclinical studies, and advancing the drug product through multiple Phase 2 clinical trials in retinal diseases.  Results of human clinical trials in macular degeneration, diabetic retinopathy and retinal vein occlusions showed positive visual acuity benefits in patients. Prior to Ohr, Dr. Taraporewala was Vice President of Regulatory Affairs and Clinical Research at Mystic Pharmaceuticals Inc., Austin, TX, from April 2008 to March 2010.  At Mystic, he led the regulatory strategy for the Company’s ophthalmic and intranasal drug products, as well as drug delivery systems. He played a key role in advancing the Company’s technology from lab bench research into clinical trials stage.  Dr. Taraporewala holds a Ph.D. degree in Medicinal Chemistry from the Philadelphia College of Pharmacy, University of the Sciences in Philadelphia (1984).  He holds a Master of Science degree in Organic Chemistry, and a Bachelor of Science degree in Chemistry and Microbiology, both from the University of Bombay, India.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1*	A. Diwan Employment Agreement
10.2	I. Taraporewala Employment Agreement

* This Exhibit 10.1 replaces in its entirety Exhibit 10.1 of the Current Report on Form 8-K filed on July 19, 2017.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NANOVIRICIDES, INC.

Date: July 20, 2018	By:	/s/ Meeta Vyas
Name: Meeta Vyas Title: Chief Financial Officer